Exhibit 99.1

ConocoPhillips Reports Third-Quarter 2014 Results; Delivering Production and Margin Growth

HOUSTON--(BUSINESS WIRE)--October 30, 2014--ConocoPhillips (NYSE:COP) today reported third-quarter 2014 earnings of $2.7 billion, or $2.17 per share, compared with third-quarter 2013 earnings of $2.5 billion, or $2.00 per share. Excluding special items, third-quarter 2014 adjusted earnings were $1.6 billion, or $1.29 per share, compared with third-quarter 2013 adjusted earnings of $1.8 billion, or $1.47 per share. Special items for the current quarter primarily related to discontinued operations as a result of a gain from the sale of the Nigerian business.

Highlights

  Quarterly dividend increased by 5.8 percent in July.
  Third-quarter production of 1,473 MBOED from continuing operations, excluding Libya, represents four percent growth year-over-year when adjusted for downtime.
  Eagle Ford and Bakken combined production increased by 33 percent compared with third-quarter 2013.
  First production achieved from Foster Creek Phase F and the Britannia Long-Term Compression Project in September, as well as the Gumusut floating production system in October.
  Major turnarounds completed in the Alaska, Canada, Europe, and Asia Pacific and Middle East segments.
  Major project preparations continue for startup at Kebabangan in the fourth quarter of 2014, and Eldfisk II, Surmont 2 and APLNG in 2015.
  Oil discovered at the FAN-1 exploration well, offshore Senegal.
  Exploration and appraisal activity continues with unconventional activities in Canada, the Lower 48 and Poland, and conventional drilling in Angola, Australia, the Gulf of Mexico and Senegal.
  Sale of the Nigerian business completed in July for proceeds of $1.4 billion, inclusive of deposits previously received.

“Operationally, we are meeting our growth milestones,” said Ryan Lance, chairman and CEO. “We recently started production at three major projects, continued to generate strong results from our development activities in the North American unconventionals and completed a series of planned major turnarounds across the portfolio. On the financial side, we increased the dividend in July, and we continue to remain focused on returns and growing our margins.

“ConocoPhillips is well positioned in the current environment to deliver 3 to 5 percent volume and margin growth with an attractive dividend. We have completed a significant transformation that provides us with strong base assets and a high-quality inventory of investment opportunities. Importantly, we expect strong growth in 2015 driven by ongoing success in the North American unconventionals and startup of several major projects, including Surmont 2 and APLNG. Capital spending on those projects peaked in 2014, which provides increasing capital flexibility. This increased flexibility allows us to respond more easily to changing market conditions while continuing to deliver organic growth and an attractive dividend.”

Operations Update

Lower 48 – Quarterly production increased by 44 thousand barrels of oil equivalent per day (MBOED) over the same period in 2013, to 543 MBOED. The increase was primarily from growth in the liquids-rich unconventional plays, partially offset by normal field decline. The Eagle Ford and Bakken collectively delivered 212 MBOED for the quarter, a 33 percent increase compared with the third quarter of 2013. Liquids production grew 19 percent year-over-year with a 25 percent increase in crude oil production.

Canada – Third-quarter production was 276 MBOED, in line with the third quarter of 2013. Liquids growth of 9 percent year-over-year was offset by reduced natural gas production. First oil was achieved from Foster Creek Phase F in September, with production expected to ramp up over the next 12 to 18 months. At Surmont 1 a major turnaround was successfully completed and Surmont 2 remains on track for first steam in mid-2015.

Alaska – Production for the quarter was 155 MBOED, a decrease of 23 MBOED compared with the same period in 2013, primarily as a result of the turnaround at Prudhoe Bay. As part of the increasing investment in Alaska, ConocoPhillips sanctioned development of Kuparuk Drill Site 2S in October. The company also signed a contract to build a new rotary drilling rig for the Kuparuk River Unit, as well as engineering contracts to support North Slope maintenance projects and infrastructure expansion.

Europe – Quarterly production was 194 MBOED, an increase of 18 MBOED compared with the same period a year ago. The increase was primarily the result of major project ramp ups, partially offset by normal field decline. During the quarter, several major turnarounds were completed across the North Sea and startup was achieved at the Britannia Long-Term Compression Project. Offshore hook up and commissioning activities continue at Eldfisk II, which is on track for first production in early 2015.

Asia Pacific and Middle East – Third-quarter production was 301 MBOED, a decrease of 16 MBOED compared with the third quarter of 2013. The decrease was primarily the result of normal field decline and the major turnaround at the Bayu-Undan Field and the Darwin liquefied natural gas (LNG) facility in Australia, partially offset by growth from major projects. In early October, first oil production began from the floating production system at the Gumusut Field, which was the second major project startup in Malaysia this year. At Kebabangan, hook up and commissioning activities are ongoing in preparation for first gas in the fourth quarter of 2014. In Australia, APLNG remains on track for first production in mid-2015 and drilling commenced at Bayu-Undan Phase III.

Other International – Production from continuing operations, excluding Libya, was 4 MBOED in the third quarter, flat compared with the same period in 2013. In Libya, the Es Sider Terminal reopened and production started ramping up in August, providing 8 MBOED for the quarter. In July 2014, ConocoPhillips completed the sale of its interest in the upstream affiliates of its Nigerian business and transferred its interest in Brass LNG to the remaining shareholders. Operations related to Nigeria have been reported as discontinued operations.

Unconventional exploration – Unconventional exploration activity in the Lower 48 remains focused on drilling in the Niobrara and Permian. Activity also continues in the Duvernay and Montney in Canada, as well as in Poland. In Colombia, exploration drilling commenced at the Picoplata well in October.

Conventional exploration – Offshore Senegal, the company discovered a new working petroleum system at the FAN-1 exploration well, with further evaluation required to determine commerciality. Drilling is currently underway on the second Senegal prospect, SNE-1. In the Gulf of Mexico, ConocoPhillips continued to add acreage as the high bidder on approximately 576,000 net acres in the recent lease sale. Appraisal will continue at Shenandoah, Tiber and Gila during the remainder of 2014. After further evaluation, the company has elected not to continue appraisal of the Coronado prospect and expensed the initial wildcat well costs as a dry hole. In Australia, Poseidon Phase II appraisal activity was completed during the quarter and appraisal drilling commenced at Barossa in October. In Angola, drilling is ongoing at the Kamoxi-1 well, with total depth expected to be reached in November.

Third-Quarter Review

Production from continuing operations, excluding Libya, for the third quarter of 2014 was 1,473 MBOED, an increase of 25 MBOED compared with the same period a year ago. The net increase reflects 62 MBOED, or 4 percent growth, partly offset by 37 MBOED from higher downtime. Growth was primarily due to new production from development programs and major projects, partially offset by normal field decline.

Adjusted earnings were lower compared with third-quarter 2013 primarily due to lower realized prices and higher operating costs associated with increased turnaround activity, partially offset by higher volumes. The company’s total realized price was $64.78 per barrel of oil equivalent (BOE), compared with $69.68 per BOE in the third quarter of 2013, reflecting lower average realized prices across all products.

Special items for the quarter include a gain from the sale of the Nigerian business as well as favorable settlements and a tax benefit on interest expense within the Canada, Asia Pacific and Middle East, and Corporate segments, which more than offset property and leasehold impairments in the Lower 48 segment.

For the quarter, cash provided by continuing operating activities was $4.15 billion. Excluding a $0.22 billion decrease in working capital, ConocoPhillips generated $3.93 billion in cash from operations. Proceeds from asset dispositions were $1.4 billion. In addition, the company funded $4.6 billion in capital expenditures and investments for continuing operations, and paid dividends of $0.9 billion.

Nine-Month Review

Nine-month 2014 earnings were $6.9 billion, or $5.54 per share, compared with $6.7 billion, or $5.38 per share, for the same period in 2013. Nine-month 2014 adjusted earnings were $5.9 billion, or $4.71 per share, compared with nine-month 2013 adjusted earnings of $5.3 billion, or $4.30 per share.

Production from continuing operations, excluding Libya, for the first nine months of 2014 was 1,520 MBOED, compared with 1,472 MBOED for the same period in 2013. Production increased due to growth from development programs and major projects, partially offset by normal field decline and additional turnaround activity across the portfolio.

The company’s total realized price during this period was $68.71 per BOE, compared with $68.36 per BOE in the first nine months of 2013. This reflected higher overall bitumen, natural gas liquids and natural gas prices, partially offset by lower crude prices.

For the nine months ended Sept. 30, 2014, cash provided by continuing operating activities was $14.0 billion. Excluding a $0.2 billion decrease in working capital and a $1.3 billion distribution from the company’s 50 percent owned FCCL business venture, ConocoPhillips generated $12.5 billion in cash from operations. Additionally, proceeds from asset dispositions were $1.4 billion. The company also funded $12.7 billion in capital expenditures and investments for continuing operations, paid dividends of $2.6 billion, and repaid debt of $0.5 billion.

As of Sept. 30, 2014, ConocoPhillips had $5.8 billion of cash and short-term investments, including $5.4 billion of cash and cash equivalents. The company ended the third quarter with debt of $21.2 billion and a debt-to-capital ratio of 28 percent.

Outlook

The company is on track to meet its previously stated growth target of 3 to 5 percent volume and margin growth in 2014. Full-year 2014 production from continuing operations, excluding Libya, is expected to be approximately 1,525 to 1,535 MBOED. Fourth-quarter 2014 production guidance for continuing operations, excluding Libya, is being adjusted to reflect anticipated impacts from the absence of ramp gas sales from APLNG to a third-party LNG project, temporary third-party infrastructure constraints in Malaysia and value-driven ethane rejection in the Lower 48. Fourth-quarter production guidance is 1,545 to 1,575 MBOED.

ConocoPhillips expects to release guidance on its 2015 capital expenditures in December. In addition, the company plans to host an Analyst Meeting in New York on April 8, 2015, with additional details to be provided in early 2015.

ConocoPhillips will host a conference call today at 12:00 p.m. EDT to discuss its third-quarter results and provide an operational update. To listen to the call, and view related presentation materials and supplemental information, go to www.conocophillips.com/investor/earnings.

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About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 27 countries, $55 billion in annualized revenue, $119 billion of total assets, and approximately 19,000 employees as of Sept. 30, 2014. Production from continuing operations, excluding Libya, averaged 1,520 MBOED for the nine months ended Sept. 30, 2014, and proved reserves were 8.9 billion BOE as of Dec. 31, 2013. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information – This news release includes the terms adjusted earnings and adjusted earnings per share. These are non-GAAP financial measures. Adjusted earnings and adjusted earnings per share are included to help facilitate comparisons of company operating performance across periods and with peer companies.

References in the release to earnings refer to net income attributable to ConocoPhillips.

ConocoPhillips
Reconciliation of Earnings to Adjusted Earnings
$ Millions, Except as Indicated
	3Q		YTD
	2014	2013	2014	2013
Earnings	$2,704	2,480	6,908	6,669
Adjustments:
Net gain on asset sales	-	(749)	-	(1,075)
Impairments	151	-	260	-
Loss on capacity agreements	-	-	83	-
Tax loss carryforward realization	-	-	-	(1)
Qatar depreciation adjustment	-	-	28	-
Tax benefit on interest expense	(61)	-	(61)	-
Pension settlement expense	-	31	-	31
Pending claims and settlements	(105)	116	(220)	(118)
Discontinued operations[1]	(1,078)	(57)	(1,131)	(183)
Adjusted earnings	$1,611	1,821	5,867	5,323
[1] Includes Kashagan, Algeria and Nigeria

Earnings per share of common stock (dollars)	$2.17	2.00	5.54	5.38

Adjusted earnings per share of common stock (dollars)	$1.29	1.47	4.71	4.30

CONTACT:
ConocoPhillips
Daren Beaudo, 281-293-2073 (media)
daren.beaudo@conocophillips.com
or
Sidney J. Bassett, 212-207-1996 (investors)
sid.bassett@conocophillips.com
or
Vladimir R. dela Cruz, 212-207-1996 (investors)
v.r.delacruz@conocophillips.com